Exhibit 99.1
EDAC TECHNOLOGIES reports fourth quarter and full year results.
FARMINGTON, Conn., March 3, 2009 — EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the fourth quarter and the fiscal year of 2008.
Sales for the fourth quarter of 2008 were $12,099,000 and net loss was $(279,000) or $(0.06) per diluted share, versus sales of $12,710,000 and net income of $984,000 or $0.20 per diluted share for the fourth quarter of 2007.
For the year ended January 3, 2009, sales were $44,677,000 and net income was $1,138,000 or $0.23 per diluted share versus sales of $50,019,000 and net income of $3,449,000 or $0.70 per diluted share for the year ended December 29, 2007.
Dominick A. Pagano, President and Chief Executive Officer, said, “As expected, conditions in the aerospace market and the economy in general deteriorated further in the fourth quarter. Production delays in Boeing’s 787 program and delivery delays in its 777 program caused by its machinists’ strike reduced our fourth quarter shipments. Our aerospace customers continue to make changes to our delivery schedules. Our Apex Machine Tool product line committed certain resources to the process development and production of a large order from a customer in a new energy market that shipped late in the fourth quarter. While the shipment of this order significantly increased our fourth quarter’s sales over the third quarter, the experimental nature of the production process and tooling of this order caused significant cost overruns that could not be recovered from the customer. We absorbed these additional costs totaling $334,000 in the fourth quarter. With the new production process and tooling, the customer, as it has indicated, will have a future demand for these new parts.
Total company backlog increased from $30.1 million at the end of fiscal 2007 to $52.4 million at January 3, 2009, of which approximately $18 million was from a new aerospace customer with deliveries scheduled from 2009 through 2012.
For the year we have invested $837,000 in plant, machinery and equipment and paid deposits of $981,000 on two large machines costing $2.3 million. For 2009 we plan on investing in excess of $4 million in new machinery and equipment including the two large machines currently on order, to increase our capabilities and capacity and improve productivity in the aerospace product line.”
Pagano added, “We have and will continue to be proactive in attempting to minimize the impact of external forces, by implementing aggressive cost controls, and fully anticipate that the aerospace market will be strong in the long-term. Our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial and operating strength of our company, to the benefit of our shareholders.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.

Cautionary Statement Regarding Forward-Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward- looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the twelve months ended
	Jan. 3,	Dec. 29,	Jan. 3,	Dec. 29,
	2009	2007	2009	2007

Sales	$12,099,280	$12,710,482	$44,676,668	$50,018,584
Cost of sales	11,528,800	10,034,056	38,804,956	40,035,308

Gross profit	570,480	2,676,426	5,871,712	9,983,276

Selling, general and administrative expenses	815,588	1,044,069	3,491,820	3,922,027

(Loss) income from operations	(245,108)	1,632,357	2,379,892	6,061,249

Non-operating income (expense):
Interest expense	(152,403)	(177,422)	(630,913)	(721,235)
Other income	10,311	31,358	72,665	60,570

(Loss) income before income taxes	(387,200)	1,486,293	1,821,644	5,400,584

(Benefit from) provision for income taxes	(107,714)	502,514	683,286	1,951,514

Net (loss) income	$(279,486)	$983,779	$1,138,358	$3,449,070

(Loss) income per common share data:
Basic (loss) income per share	($0.06)	$0.21	$0.24	$0.75

Diluted (loss) income per share	($0.06)	$0.20	$0.23	$0.70

Weighted average shares outstanding:
Basic	4,825,303	4,624,403	4,723,547	4,584,913
Diluted	4,904,911	4,979,532	5,037,620	4,943,291

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 3,	December 29,
	2009	2007
ASSETS
CURRENT ASSETS:
Cash	$1,311,092	$3,286,203
Accounts receivable, net	7,931,550	7,638,573
Inventories, net	7,961,788	6,598,111
Prepaid expenses and other current assets	107,333	51,339
Refundable income taxes	686,708	284,577
Deferred income taxes	983,298	933,124

Total current assets	18,981,769	18,791,927

PROPERTY, PLANT AND EQUIPMENT	35,347,124	34,869,219
Less: accumulated depreciation	23,992,878	22,390,417

	11,354,246	12,478,802

DEFERRED INCOME TAXES	105,971	—

OTHER ASSETS	1,021,638	492,051

TOTAL ASSETS	$31,463,624	$31,762,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Equipment line of credit	$1,674,990	$—
Current portion of long-term debt	2,376,018	2,285,704
Trade accounts payable	3,485,192	4,021,827
Employee compensation and amounts withheld	1,112,006	1,800,390
Accrued expenses	361,252	395,950
Customer advances	261,643	424,439

Total current liabilities	9,271,101	8,928,310

LONG-TERM DEBT, less current portion	4,827,697	7,204,769

OTHER LONG-TERM LIABILITIES	1,698,233	—

DEFERRED INCOME TAXES	—	448,660

SHAREHOLDERS’ EQUITY:
Common stock	12,063	11,591
Additional paid-in capital	10,934,736	10,245,877
Retained earnings	7,158,600	6,020,242
Accumulated other comprehensive loss	(2,438,806)	(1,096,669)

Total shareholders’ equity	15,666,593	15,181,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,463,624	$31,762,780

Contact: Glenn L. Purple, Vice President-Finance, 860-677-2603